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                                                                   EXHIBIT 10.14

                              TASK ORDER AGREEMENT

                            AGREEMENT NUMBER OP35085

BATTELLE MEMORIAL INSTITUTE, through its COLUMBUS OPERATIONS (BATTELLE) agrees to provide to ELECTRO-OPTICAL SCIENCES, INC. (CLIENT) technical/research services through individual Tasks as mutually agreed in writing, under the following terms and conditions:

                     1. ACCEPTANCE AND TASK AUTHORIZATIONS

This Agreement will become effective upon BATTELLE's receipt of an executed copy of this Agreement from CLIENT and will continue until terminated by either party. BATTELLE will submit separate written proposals for individual Tasks under this Agreement, and such Task proposals shall become part of this Agreement upon CLIENT's written acceptance thereof.

                                   2. PAYMENT

CLIENT agrees to pay BATTELLE's charges for labor services and other expenses for performance in the amount(s) established by mutual written agreement for each individual Task. CLIENT agrees to pay BATTELLE's charges, without set-off, as follows:

A. Initial payment of one-third (1/3) of the total estimated cost of the Task Order, due prior to commencement of Project activities.

B.  Thereafter, payment of monthly invoices based upon costs incurred.

CLIENT will not be required to reimburse and BATTELLE will not be required to incur charges in excess of the estimate established for a Task unless mutually agreed upon in writing. Invoices not paid within the prescribed payment period for a Task shall accrue interest at the rate of two percent (2%) per month. The amount above includes current Federal, state or local taxes levied in the United States on this Agreement or on the wages paid to BATTELLE U.S. employees. Any other present or future taxes, duties, tariffs, fees or other charges, including but not limited to excise, import, purchase, sales, use, turnover, added value, consular, gross receipts, gross wages or other assessments imposed by the government of any other country or subdivision thereof shall be the obligation of CLIENT. Any such amounts paid by BATTELLE shall be added to the estimated amount above and paid by CLIENT within thirty (30) days of the date of invoice. Payments shall be made in United States Dollars.

                            3. INTELLECTUAL PROPERTY

Title to all technical data including, but not limited to, drawings, bills of material, flow diagrams, layout details and specifications and contents thereof furnished to BATTELLE by CLIENT shall remain with CLIENT. BATTELLE shall have the right to use such data as it may receive hereunder from CLIENT only for the purposes stated herein.

All tangible work product of BATTELLE created under the Project, including, but no limited to, any drawings, plans, sketches or other documents and any prototypes (hereafter "Work Product"), shall be exclusive property of CLIENT; provided that BATTELLE may retain and use copies of the Work Product delivered under this Agreement for the purposes intended and for archival purposes.

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Task Order Agreement No. xxxxxxx

Should BATTELLE develop any novel and useful ideas, innovations, or inventions, whether or not patentable, directly in the performance of this Project within the scope of the Project (Project IP), BATTELLE shall so inform CLIENT. BATTELLE may file for Letters Patent on Project IP, and where the Project IP constitutes an Improvement (as hereinafter defined), BATTELLE grants CLIENT an exclusive, paid-up, royalty-free, worldwide license, including the right to sublicense to all rights under Project IP retained by BATTELLE in the CLIENT Field; and where the Project IP is not an Improvement, BATTELLE shall negotiate in good faith with CLIENT regarding an exclusive worldwide license to practice such Project IP, including the rights to sublicense to all rights under such Project IP in the CLIENT Field (as defined below).

If BATTELLE does not pursue the patenting of any such Project IP within one (1) year of the Project final report, either BATTELLE or CLIENT may file for Letters Patent on any such Project IP. To enable CLIENT to do so, upon CLIENT's request BATTELLE shall assign to CLIENT all right, title and interest in and to any such Project IP. CLIENT grants BATTELLE an exclusive, paid-up, royalty-free, worldwide license, including the right to sublicense, to all rights under Project IP that is assigned to CLIENT, in all fields outside the CLIENT Field.

An "Improvement" is defined as Project IP which can be practiced only by using existing proprietary, non-public CLIENT technical data received by BATTELLE hereunder.

The "CLIENT Field" is defined as the application of computer vision technology and related optics to obtaining information relevant to the diagnosis of diseases to human skin and other epithelial tissues.

The party who has filed or issued a patent application covering Project IP (the "filing party") shall notify the other party in writing of its intent to abandon the prosecution or maintenance of any patent application or patent covering Project IP at least forty-five (45) days prior to the last day on which action is required to preserve such applications or patents from abandonment so that the other may, at its option and its own expense, take the required action or authorize the filing party to take such action.

In the event CLIENT is in material breach of its payment obligations under this Agreement, or is otherwise in material breach of its obligations under this Agreement, no rights described in this provision shall accrue to CLIENT.

                          4. NO ENDORSEMENT/LITIGATION

BATTELLE does not endorse products or services. Therefore, CLIENT agrees that it will not use or imply BATTELLE's name, or use BATTELLE's reports, for advertising, promotional purposes, raising of capital, recommending investments, or any way that implies endorsement by BATTELLE, except with prior written approval of the Office of the General Counsel of BATTELLE.

BATTELLE does not undertake Projects for the purposes of litigation or to assign fault or blame and does not provide expert witness services. Therefore, CLIENT agrees not to use any Project results in any dispute, litigation, or other legal action.

In any event, if, at any time, BATTELLE or its employees are required to respond to any subpoenas, orders for attendance at depositions, hearings or trials, document requests, or other legal proceedings as a result of or relating to BATTELLE's work on the Project, CLIENT agrees to reimburse BATTELLE, in addition to any other amounts payable under this Agreement, BATTELLE's labor charges, attorney time and/or fees, travel, photocopying and other miscellaneous expenses.

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Task Order Agreement No. xxxxxxx

                               5. CONFIDENTIALITY

BATTELLE agrees not to disclose the specific results of any Task performed hereunder, as embodied in reports and correspondence transmitted to CLIENT, and not available to the public generally, without CLIENT's written consent, except as required by law, or except as necessary to protect BATTELLE's rights to intellectual property rights, such as filing for patent(s). Acceptance of this Agreement does not preclude BATTELLE's undertaking work in this general field for others.

                           6. LIMITATION OF LIABILITY

BATTELLE will provide a high standard of professional service on a best efforts basis. However, BATTELLE, as a provider of such services, cannot guarantee success, thus BATTELLE PROVIDES NO WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, FOR ANY REPORT, DESIGN, ITEM, SERVICE OR OTHER RESULT TO BE DELIVERED UNDER THIS AGREEMENT.

CLIENT assumes all responsibility for its use, misuse, or inability to use the results of any Task performed pursuant to this Agreement, and in no event shall BATTELLE have any liability for damages, including but not limited to any indirect, incidental or consequential damages, arising from or in connection with this Agreement.

CLIENT agrees to indemnify and hold BATTELLE harmless from any and all liabilities, suits, claims, demands and damages, and all costs and expenses in connection therewith, asserted by third parties from any cause whatsoever arising out of this Agreement or any Task performed pursuant hereto, except for injury or damage occurring during performance of a Task under this Agreement on BATTELLE-owned premises where fault of CLIENT is not a contributing cause.

                             7. NATURE OF SERVICES

CLIENT agrees that BATTELLE is an independent contractor and specifically acknowledges that BATTELLE is a service provider, not a manufacturer, distributor or supplier. CLIENT retains all final decision making authority and all responsibility for the formulation, design, manufacture, assembly, packaging, marketing, distribution and sale of CLIENT's products, including, without limitation, product labeling, warnings, instructions to users, reporting and for obtaining any governmental or other pre- or post market approvals, certifications, registrations, licenses, or permits.

            8. PRODUCT LIABILITY INSURANCE/CLINICAL TRIALS INSURANCE

CLIENT shall maintain adequate product liability insurance coverage in amounts customary and prudent for a responsible entity in its industry in light of the nature of its product(s). Such insurance shall specifically cover any CLIENT products that may be developed in whole or in part based on BATTELLE's work under this Agreement, and CLIENT shall provide evidence of such insurance upon request.

If any work product(s) developed under this agreement are used by CLIENT in clinical trial(s), CLIENT agrees to maintain adequate clinical trials liability insurance coverage in amounts customary and prudent for a responsible entity in its industry in light of the nature of its products. Such insurance shall cover any CLIENT products that may be developed in whole or in part based on BATTELLE's work under this


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Task Order Agreement No. XXXXXXX

Agreement and used in a clinical trial. CLIENT shall provide a certificate of insurance to BATTELLE evidencing such coverage upon request.

                                9. FORCE MAJEURE

Neither CLIENT nor BATTELLE shall be liable in any way for failure to perform any provision of this Agreement (except payment of monetary obligations) if such failure is caused by any law, rule, or regulation, or any cause beyond the control of the party in default.

                             10. EARLY TERMINATION

Either party shall have the right to terminate this Agreement upon Thirty (30) days' written notice for any good-faith basis. Any such termination shall not affect any Tasks in progress, unless such Task termination is accomplished as a separate action. In the event of a Task termination, BATTELLE agrees to provide CLIENT with all reports, materials, or other deliverable items available as of the date of termination, provided that CLIENT is not in default of its obligations under this Agreement. In any event, CLIENT agrees to pay all charges incurred or committed by BATTELLE, including costs of termination, within thirty
(30) days of receipt of a final invoice.

                            11. U.S. EXPORT CONTROL

CLIENT agrees not to export or re-export any products, materials, items and/or technical data, or the products(s) thereof, received from Battelle unless CLIENT has obtained in advance all required licenses, agreements or other authorizations from the U.S. Government. Exports include, without limitation, the sending or taking of products, materials, items or technical data out of the United States in any manner; disclosing or transferring technical data to a Foreign Person (i.e. any person who is not a lawful permanent resident of the U.S. or is not a protected individual as defined by 8 U.S.C sections 1101 and
1324) whether in the United States or abroad; or performing services for a foreign client, whether in the United States or abroad.

                              12. ENTIRE AGREEMENT

This Agreement, including any Task Proposals now or in the future incorporated herein, represents the entire Agreement of the parties and supersedes any prior discussions or understandings, whether written or oral, relating to the subject matter hereof. This Agreement may be modified or amended only by mutual agreement in writing. No course of dealing, usage of trade, waiver or non-enforcement shall be construed to modify or otherwise alter the terms and conditions of this Agreement. In the event of any conflict or inconsistency between these terms and conditions and the Task Proposals accepted pursuant to this Agreement, these terms and conditions shall control.

                               13. APPLICABLE LAW

This Agreement shall be construed in accordance with the laws and enforced within the jurisdiction of the State of Ohio, without regard to its principles of conflicts of law.

                               14. MISCELLANEOUS

This Agreement may not be assigned in whole or in part without the prior written approval of both parties. In any event, however, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors, assigns and transferees of the parties. If any part of this Agreement shall be held

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Task Order Agreement No. XXXXXXX

invalid or unenforceable, such invalidity and unenforceability shall not affect any other part of this Agreement. Captions used as headings in this Agreement are for convenience only and are not to be construed as a substantive part of this Agreement.

  ELECTRO-OPTICAL SCIENCES, INC.               BATTELLE MEMORIAL INSTITUTE
                                                    COLUMBUS OPERATIONS

By   /s/  William R. Bronner               By   /s/   Beth A. Gustin
     -----------------------------              ------------------------------

Name      William R. Bronner               Name       Beth A. Gustin
     -----------------------------              ------------------------------

Title       Vice President                 Title     Contracting Officer
     -----------------------------              ------------------------------

Date         July 13, 2005                 Date        July 13, 2005
     -----------------------------              ------------------------------


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